HYNES & HOWES INSURANCE COUNSELORS, INC.
Statistical Data for Form 10
September 30, 1997



                                                   September 30,
                           1997        1996        1995        1994        1993
1. Net Operating
       Revenues        $116,385  $  172,045  $  176,577  $  186,951  $  218,176

2. Income (Loss) from
      Operations       $  3,554  $   15,397  $   13,662  $   12,414  $  (91,052)
   Per Share Earnings
      (Loss)           $    .00  $      .00  $      .00  $      .00  $     (.01)

3. Working Capital     $ 10,099  $  (18,162) $   (2,881) $    4,364  $    1,907

4. Total Assets        $667,979  $1,697,069  $1,730,796  $1,867,319  $1,880,439

5. Long Term Obligations
    Mortgage Payable   $    .00  $  991,555  $1,034,062  $1,072,540  $1,117,125
    Commission Payable      .00         .00         .00      81,000      81,000

6. Cash Dividends per
     Common Share      $    .00  $      .00  $      .00  $      .00  $      .00